Revised January 13, 2016

Voluntary Correction Program Amendment

to the Worthington Industries, Inc.

Deferred Profit Sharing Plan, as Amended and Restated

WHEREAS, Worthington Industries, Inc. (the “Company”) has established the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, the Plan provides that the Company may amend the Plan;

WHEREAS, the Plan has been most recently amended and restated effective January 1, 2009, and further amended thereafter; and

WHEREAS, the Company desires to amend the Plan as amended and restated effective January 1, 2009, and as further amended, in conjunction with a Voluntary Correction Program application made by the Company with the Service in 2014;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date this amendment is executed, as follows:

1. The following new Section 8.5 shall be added to the Plan:

8.5 Special Allocation Provision. All amounts held by the Plan in its forfeiture account that constitute the amount of each terminated Participant’s nonvested interest previously forfeited under the provisions of the Plan in effect at the time of the Participant’s termination of employment, and earnings thereon, shall be allocated in accordance with this Section 8.5, as described below. A “VCP Participant” is a person who was employed by an Employer whose employees forfeited nonvested amounts that are subject to this application on December 31, 1995 and who has not terminated employment with the Employer and all Affiliates on the date that the Service approves the accompanying VCP application. All amounts held in the Plan’s forfeiture account described above will be allocated to each eligible VCP Participant on the basis that each eligible VCP Participant’s Compensation for the 2015 Plan Year bears to the total Compensation of all eligible VCP Participants for the 2015 Plan Year. To the extent that the Plan’s forfeitures described in this Section 8.5 cannot be allocated as a result of the allocation described herein for one or more eligible VCP Participants reaching such VCP Participant’s Code Section 415 dollar or compensation limit for the 2015 plan year, remaining forfeitures will be reallocated to all other eligible VCP Participants whose total allocations for the 2015 Plan Year have not reached their respective Code Section 415 dollar limit.

IN WITNESS WHEREOF, the undersigned has executed this amendment as Plan sponsor for the benefit of its eligible employees and the eligible employees of all participating companies, effective as set forth above.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Print Name: Dale T. Brinkman Title: Vice President - Secretary

Date: February 19, 2016

4/29/2014 19228096